Exhibit 99.1
For Immediate Release
August 1, 2008


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2008 Second Quarter and Six Month Operating Results (unaudited)

Pittsburgh, PA, - August 1, 2008 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced record unaudited net income of $2,403,000 or $0.25 per share for the three months ended June 30, 2008, a 27% increase over second quarter 2007 net income of $1,887,000 or $0.20 per share. Average basic and diluted shares outstanding were 9.6 million for both periods. Net sales for the second quarter 2008 totaled $30.2 million, a 4% increase over second quarter 2007 net sales of $29.1 million.

Net income for the six months ended June 30, 2008 grew to $3,747,000 or $0.39 per share, a 21% increase over net income of $3,092,000 or $0.32 per share for the six months ended June 30, 2007. Average basic and diluted shares outstanding were 9.6 million for both periods. Net sales for the six months ended June 30, 2008 were $55.0 million, compared to $56.6 million for the six months ended June 30, 2007.

Richard J. Jarosinski, President and Chief Executive Officer said, "We are pleased with our overall performance for the second quarter and first half of the year. Our second quarter results were significantly and positively affected by sales and gross margin contributions from our friction management and load securement product lines. In particular, our divisions in Montreal, Canada, and Sheffield, England, had very strong friction management product demand this quarter, while sales of load securement products at our Shipping Systems Division for the second quarter rose by more than 70% due mostly to sales of the WinChock(TM) Uni-Level Vehicle Securement System."

Mr. Jarosinski continued, "Our overall sales volume for the first half of this year has been affected mostly by lower sales of our track component product line and a softening demand for our non-rail related CI Logistics material handling equipment division located in Leicester, England, due mostly to a United Kingdom economic slowdown. Year to date sales of our track component product line are lower due to the slow first quarter start, some market share loss due to competitive price pressure, and lower demand in certain market segments. However, we are confident that the variety of strategies we have implemented across our product lines will enable us to make progress towards our short term and long term sales growth. These strategies include research and development efforts for developing new products and improving existing products, aggressive marketing campaigns in China, Australia, and South America, focusing efforts on controlling our manufacturing and administrative costs, and an ever-vigilant effort for adding synergistic acquisitions."

Mr. Jarosinski concluded, "Looking forward we continue to be optimistic. We have recently secured multi-year contracts that are expected to contribute to net sales in the near future. Overall rail freight traffic in North America continues to be strong, worldwide infrastructure spending is continuing at high levels, and rail passenger ridership is increasing. We believe that these trends will continue into the near future, which are contributing to our optimism."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2007 and Form 10-Q for the period ended March 31, 2008 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)


                                                             Three Months Ended             Six Months Ended
                                                                  June 30,                      June 30,
                                                       --------------------------------------------------------------
                                                               2008           2007           2008            2007
                                                       --------------------------------------------------------------
                                                                   (Unaudited)                    (Unaudited)

    Net sales                                            $   30,194     $   29,090     $   55,037     $   56,574
    Cost of sales                                            20,276         19,987         37,409         39,425
                                                       --------------------------------------------------------------
    Gross profit                                              9,918          9,103         17,628         17,149

    Selling, general and administrative                       5,986          5,649         11,395         11,312
    Amortization expense                                        297            303            595            609
                                                       --------------------------------------------------------------
    Operating income                                          3,635          3,151          5,638          5,228

    Interest expense                                            210            307            436            624
    Other (income) expense, net                                 (43)           168           (121)            98
                                                       --------------------------------------------------------------
    Income before income taxes                                3,468          2,676          5,323          4,506
    Provision for income taxes                                1,065            789          1,576          1,414
                                                       --------------------------------------------------------------

    Net income                                           $    2,403     $    1,887     $    3,747     $    3,092
                                                       ==============================================================

    Earnings per share
        Basic and diluted                                $     0.25     $     0.20     $     0.39     $     0.32

    Average basic shares outstanding                      9,601,872      9,601,779      9,601,826      9,601,779
    Average diluted shares outstanding                    9,602,309      9,601,779      9,601,826      9,601,779


         Consolidated Condensed Balance Sheets
         (In thousands)


                                                         June 30,                                     December 31,
                                                           2008                                           2007
                                                     ------------------                             ------------------
                                                         (Unaudited)                                     (Audited)
    Assets
    Current assets                                     $        48,597                                $        45,635
    Property, plant and equipment, net                          12,085                                         11,121
    Goodwill and other intangibles, net                         45,814                                         46,601
    Other assets                                                   923                                            869
                                                     ------------------                             ------------------
        Total assets                                   $       107,419                                $       104,226
                                                     ==================                             ==================

    Liabilities and Shareholders' Equity
    Current liabilities                                $        25,025                                $        21,190
    Other liabilities and long-term debt
       obligations                                              20,241                                         23,139
    Shareholders' equity                                        62,153                                         59,897
                                                     ------------------                             ------------------
        Total liabilities and shareholders'            $       107,419                                $       104,226
         equity
                                                     ==================                             ==================
